Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8), dated February 14, 2025, pertaining to the Marriott Retirement Savings Plan, the Marriott International, Inc. Puerto Rico Retirement Plan, and the Marriott International, Inc. Executive Deferred Compensation Plan of our reports dated February 11, 2025, with respect to the consolidated financial statements of Marriott International, Inc. and the effectiveness of internal control over financial reporting of Marriott International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst and Young, LLP.

Tysons, Virginia
February 14, 2025